Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Rodney Carter
Executive Vice President and
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS

FISCAL 2010 FOURTH QUARTER AND FULL YEAR RESULTS

Fourth Quarter Net Loss per Share of $0.18;

Full Year Fiscal 2010 EPS of $0.00

Minneapolis, MN, April 15, 2010 – Christopher & Banks Corporation (NYSE: CBK) today reported results for its fiscal 2010 fourth quarter and year ended February 27, 2010.

For the Fourth Quarter Ended February 27, 2010

•                  Total net sales were $101.9 million as compared to $103.9 million in the fourth quarter of fiscal 2009. Fourth quarter fiscal 2010 same-store sales decreased 4%.

•                  Gross profit for the quarter increased 66.7% to $32.5 million and, as a percentage of net sales, gross margin increased to 31.9% for the quarter from 18.8% in the fourth quarter of fiscal 2009.

•                  The operating loss for the fourth quarter of fiscal 2010 totaled $10.1 million and includes a $2.9 million store asset impairment charge. This compares to a $34.9 million operating loss for the fourth quarter of fiscal 2009, which included $7.3 million in one-time charges related to severance costs, software and implementation related costs, and store asset impairment charges of $4.6 million.

•                  Net loss per share from continuing operations for the fourth quarter was $0.18, which includes a $0.05 per share store asset impairment charge.

•                  Cash, cash equivalents and investments totaled $113 million.

•                  Inventory per store at fiscal year-end (excluding e-Commerce) was down 3% from prior year-end.

Lorna Nagler, President and Chief Executive Officer, commented, “We are very pleased to have ended the year on a positive note with comparable store sales gains during the last two months of the year and having made significant progress on our operational initiatives. As we look ahead, we are encouraged by our prospects for profitable growth. The advances we are making in our merchandising and marketing efforts, our stronger operating platform and our healthy balance sheet positions us well to drive shareholder value.”

For the Fiscal Year Ended February 27, 2010

•                  Total sales from continuing operations were $455.4 million for the fiscal year ended February 27, 2010, compared to $530.7 million for the fifty-two week period ended February 28, 2009. Same-store sales decreased 15% for fiscal 2010.

•                  The pre-tax loss from continuing operations was $639,000 in fiscal 2010, compared to a pre-tax loss from continuing operations of $12.3 million in fiscal 2009.

•                  Net income from continuing operations was $0.2 million, or $0.00 per share, for fiscal 2010, including non-cash asset impairment charges of $2.9 million. This compares to a net loss from continuing operations of $8.1 million, or $0.23 per share, for fiscal 2009, including non-cash asset impairment charges of $4.6 million and other one-time charges related to severance costs and software and implementation related costs, for a total of $7.3 million of one-time charges. Including discontinued operations, the net loss in fiscal 2009 was $12.8 million, or $0.36 per share.

•                  The effective tax rate for the fourth quarter was approximately 35%. Due to the Company’s near break-even results for the year, small discrete tax items and state tax considerations had a significant impact on the Company’s annual effective tax rate. As a result, the effective tax rate for the year was approximately 125%.

•                  As of February 27, 2010, the Company operated 806 stores compared to 815 stores as of February 28, 2009.

Balance Sheet Highlights

The Company ended fiscal 2010 with total cash, cash-equivalents and investments of $113 million. Inventory, excluding e-Commerce inventory, decreased approximately 3% on a per-store basis at the end of the fourth quarter of fiscal 2010, as compared to the end of the fourth quarter of fiscal 2009. The Company has a strong balance sheet and management believes that its cash and cash-equivalents are sufficient to meet the Company’s cash and liquidity needs for the current fiscal year.

Capital Expenditures

Fiscal 2010 capital expenditures were approximately $6 million.

Fiscal 2011 Outlook

•                  The Company expects a mid to high single-digit increase in comparable store sales in the first quarter of fiscal 2011.

•                  For the first quarter of fiscal 2011, total gross margin is expected to improve by a couple of hundred basis points.

•                  SG&A, as a percent of sales, is expected to be flat to slightly lower in the first quarter of fiscal 2011 as compared to the same quarter in the prior year.

•                  Capital expenditures are expected to be $12 to $14 million for the full fiscal year.

•                  The Company currently plans to open approximately 10 new stores and close 25 existing stores in fiscal 2011.

Conference Call Information

The Company will discuss its fourth quarter and full year results in a conference call scheduled for today, April 15, 2010, at 5:00 p.m. Eastern time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until April 22, 2010. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until April 22, 2010. This call may be accessed by dialing (888) 203-1112 and using password 8315484.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of April 15, 2010, the Company operates 799 stores in 46 states consisting of 535

Christopher & Banks stores, 262 stores in their plus size clothing division CJ Banks and two dual-concept stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements (i) that the Company is encouraged by its prospects for future growth; (ii) that the advances the Company is making in merchandising and marketing efforts, its stronger operating platform and its healthy balance sheet position it well to drive shareholder value; (iii) that the Company’s cash and cash equivalents are sufficient to meet the Company’s cash and liquidity needs for the current fiscal year; (iv) that the Company expects a mid to high single-digit increase in comparable store sales in the first quarter of fiscal 2011; (v) that for the first quarter of fiscal 2011, total gross margin is expected to improve by a couple of hundred basis points; (vi) that SG&A, as a percent of sales, is expected to be flat to slightly lower in the first quarter of fiscal 2011 as compared to the same quarter in the prior year; (vii) that capital expenditures are expected to be $12 to $14 million for the full fiscal year; and (viii) that the Company currently plans to open approximately 10 new stores and close 25 existing stores in fiscal 2011. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv)

effectiveness of the Company’s brand awareness and marketing programs; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE STATEMENT OF OPERATIONS

FOR THE QUARTERS AND YEARS ENDED

FEBRUARY 27, 2010 AND FEBRUARY 28, 2009

(in thousands, except per share data)

	Quarter Ended		Year Ended
	February 27,	February 28,	February 27,	February 28,
	2010	2009	2010	2009

Net sales	$101,853	$103,892	$455,402	$530,742

Costs and expenses:
Merchandise, buying and occupancy	69,318	84,373	289,134	341,734
Selling, general and administrative	32,812	43,285	138,711	172,295
Depreciation and amortization	6,920	6,610	25,985	26,264
Impairment of store assets	2,939	4,557	2,939	4,557
Total costs and expenses	111,989	138,825	456,769	544,850

Operating loss	(10,136)	(34,933)	(1,367)	(14,108)

Interest and other expense (income)	(277)	223	(728)	(1,809)

Loss from continuing operations before income taxes	(9,859)	(35,156)	(639)	(12,299)

Income tax benefit	(3,491)	(6,249)	(797)	(4,215)

Income (loss) from continuing operations	(6,368)	(28,907)	158	(8,084)

Income (loss) on discontinued operations, net of tax	—	89	—	(4,666)

Net income (loss)	$(6,368)	$(28,818)	$158	$(12,750)

Basic earnings (loss) per share:
Continuing operations	$(0.18)	$(0.82)	$0.00	$(0.23)
Discontinued operations	—	—	—	(0.13)

Earnings (loss) per basic share	$(0.18)	$(0.82)	$0.00	$(0.36)

Basic shares outstanding	35,199	35,114	35,141	35,097

Diluted earnings (loss) per share:
Continuing operations	$(0.18)	$(0.82)	$0.00	$(0.23)
Discontinued operations	—	0.00	—	(0.13)

Earnings (loss) per diluted share	$(0.18)	$(0.82)	$0.00	$(0.36)

Diluted shares outstanding	35,199	35,114	35,234	35,097

Dividends per share	$0.06	$0.06	$0.24	$0.24

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	February 27,	February 28,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$37,073	$78,814
Short-term investments	62,251	—
Merchandise inventories	38,496	38,828
Other current assets	11,791	28,401
Total current assets	149,611	146,043

Property, equipment and improvements, net	96,109	120,347

Other assets:
Long-term investments	13,622	16,400
Other	7,955	7,352
Total other assets	21,577	23,752

Total assets	$267,297	$290,142

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,654	$19,806
Accrued liabilities	27,636	31,691
Other current liabilities	—	487
Total current liabilities	41,290	51,984

Other liabilities:
Deferred lease incentives	19,578	23,506
Other	12,699	14,429
Total other liabilities	32,277	37,935

Stockholders’ equity:
Common stock	457	453
Additional paid-in capital	113,584	111,763
Retained earnings	192,362	200,719
Common stock held in treasury	(112,712)	(112,712)
Accumulated other comprehensive income	39	—
Total stockholders’ equity	193,730	200,223

Total liabilities and stockholders’ equity	$267,297	$290,142